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                                                                  Exhibit 3.1




                                AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                                DIMAC HOLDINGS, INC.

                                --------------------


     DIMAC Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.  The name of the corporation is DIMAC Holdings, Inc. (the
"Corporation"). The Corporation was originally incorporated as DMAC Holdings, Inc. in the State of Delaware on the 12th day of May, 1998 pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on that date.

     2. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on May 12, 1998, as amended on September 2, 1998. This Amended and Restated Certificate of Incorporation has been adopted by the Corporation and by its stockholders pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. On September 16, 1998, Directors of the Corporation duly adopted resolutions authorizing the following amendment and restatement of the Certificate of Incorporation of the Corporation, declaring such amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers to solicit written consents of the stockholders of the Corporation in accordance with the


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provisions of Section 228 of the General Corporation Law of the State of
Delaware. Thereafter, pursuant to resolutions of the Board of Directors, in lieu of a meeting and vote of stockholders, a majority of the stockholders representing a majority of the issued and outstanding shares of capital stock of the Corporation adopted the following amendment and restatement of the Certificate of Incorporation of the Corporation and the nonconsenting stockholders were promptly notified of such adoption in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     4. The text of the Certificate of Incorporation, as hereby restated and amended to read in its entirety is as follows:

     FIRST:  The name of the Corporation is

                    DIMAC Holdings, Inc.

     SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

     The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

     FOURTH: The total number of shares which the Corporation shall have the authority to issue is 2,200,000 shares of capital stock as follows: 2,000,000 shares of Voting Common Stock, par value $.001 per share (the "Voting Common Stock"), 200,000 shares of Non-Voting Stock, par value $.001 per share (the "Non-Voting Common Stock"), and together


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with the Voting Common Stock, the "Common Stock").  Each share of Voting Common
Stock is hereafter referred to as a "Voting Common Share" and collectively as "Voting Common Shares". Each share of Non-Voting Common Stock is hereafter referred to as a "Non-Voting Common Share" and collectively as "Non-Voting Common Shares". The Voting Common Shares and Non-Voting Common Shares are hereafter collectively referred to as "Common Shares". The voting powers, or conversion rights thereof, of each of the above classes of capital stock are as follows:

     1.   VOTING RIGHTS.

     Except as may be otherwise required by law, all voting rights shall be vested in the Voting Common Shares and each holder of Voting Common Shares shall have one vote in respect of each Voting Common Share held by such holder on all matters to be voted upon by the stockholders of the Corporation. The holders of the Non-Voting Shares will have no right to vote on any matters to be voted on by the stockholders of the Corporation.

     2.  CONVERSION.

     (a)  CONVERSION OF NON-VOTING COMMON SHARES.

     (i) In connection with the occurrence (or the expected occurrence) of any Conversion Event, each holder of Non-Voting Common Shares shall be entitled to convert into an equal number of shares of Voting Common Stock any or all of the shares of such holder's Non-Voting Common Stock being distributed, disposed of or sold by such holder in connection with such Conversion Event.

     (ii) For purposes of this Section 2(a), a "Conversion Event" shall mean (a) any public offering or public sale of the Common Stock of the Corporation (including a public offering registered under the 1933 Act or a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of the securities of the


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Corporation to a person or group of persons (within the meaning of the 1934
Act), if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors, PROVIDED that such sale has been approved by the Corporation's Board of Directors or a committee thereof, (c) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors, PROVIDED that such transaction has been approved by the Corporation's Board of Directors or a committee thereof, and (d) a sale of the securities of the Corporation by the MDC Entities (as such term is defined below) pursuant to the provisions of Section 2.3 or 2.4 of the Stockholders Agreement, dated as of September 11, 1998, by and among the Corporation and the stockholders party thereto. Notwithstanding anything in the foregoing to the contrary, no sale which would otherwise constitute a Conversion Event pursuant to clauses (b), (c) or (d) above shall constitute a Conversion Event if such sale is to the MDC Entities and their Related Persons. For purposes of this paragraph, the term (1) "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization, (2) "MDC Entities" shall mean, collectively, McCown De Leeuw & Co. IV, L.P., McCown De Leeuw & Co. IV Associates, L.P. and Delta Fund LLC, (3) "Related Person" shall mean with respect to any person which is a partnership, any partnership with the same controlling general partner as such person and any of the partners of such person which receive capital stock of the Corporation upon a distribution to any such partners by any such person, and with respect to any person which is a corporation or limited liability company, any Affiliate of such person so long as such Affiliate is a partnership, a corporation, a limited liability company or a trust and (4) "Affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.


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


     (iii) Each holder of Non-Voting Common Shares shall be entitled to convert shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock in connection with any Conversion Event if such holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any holder of Non-Voting Common Stock to the Corporation stating such holder's reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in a Conversion Event. The Corporation shall not cancel the shares of Non-Voting Common Stock so converted before the tenth day following such Conversion Event and shall reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any Non-Voting Common Shares are converted into Voting Common Stock in connection with a Conversion Event and such shares of Voting Common Stock are not actually distributed, disposed of or sold in such Conversion Event, such shares of Voting Common Stock shall be promptly converted back into the same number of shares of Non-Voting Common Stock.

     (b)  CONVERSION PROCEDURE.

     (i) Unless otherwise provided herein, each conversion of Non-Voting Common Shares into Voting Common Shares will be effected by the surrender of the certificate or certificates representing the Non-Voting Common Shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Common Shares stating that such holder desires to convert such Non-Voting Common Shares, or a stated number of such Non-Voting Common Shares, represented by such certificate(s) into shares of the Voting Common Shares. Unless otherwise provided herein, each conversion of Common Shares will be deemed to have been effected as of the close of business on the date on which such certificate(s) have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Non-Voting Common Shares as such holder will cease and the person or persons in whose name or names the


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certificate(s) for Voting Common Shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of the Voting Common Shares represented thereby.

     (ii) Promptly after the surrender of certificates and the receipt of written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (a) the certificate(s) for the Voting Common Shares issuable upon such conversion and (b) a certificate representing any Non-Voting Common Shares that was represented by the certificate(s) delivered to the Corporation in connection with such conversion but that was not converted.

     (iii) The issuance of certificates for Voting Common Shares upon conversion of Non-Voting Common Shares and for Non-Voting Common Shares upon conversion of Voting Common Shares will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Voting Common Shares or Non-Voting Common Shares, as the case may be.

     (iv) The Corporation will not close its books against the transfer of Common Shares in any manner which would interfere with the timely conversion of any Common Shares.

     FIFTH:  The name and mailing address of the incorporator is as follows:

                    Name                Mailing Address
                    ----                ---------------

                    Eric S. Klee        1155 Avenue of the Americas
                                        New York, New York  10036

     SIXTH: The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws.



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Election of Directors need not be by written ballot unless the By-Laws of the
Corporation shall so provide.

     SEVENTH: The Board of Directors may make, alter or repeal the By- Laws of the Corporation except as otherwise provided in the By-Laws adopted by the Corporation's stockholders.

     EIGHTH: The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

     1. A Director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph 1 of Article EIGHTH nor any amendment to said General Corporation Law that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

     2. The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation's By-Laws from time to time to give full effect hereto, notwithstanding possible self interest of the Directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article EIGHTH nor any amendment to the General Corporation Law of the State of Delaware that does not have retroactive application



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shall limit the right of Directors and Officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.














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     IN WITNESS WHEREOF, said DIMAC Holdings, Inc. has caused this Amended and
Restated Certificate of Incorporation of DIMAC Holdings, Inc. to be executed by its officer thereunto duly authorized this 12th day of October, 1998.

                                        DIMAC HOLDINGS, INC.

                                        By:  /s/ James Wu
                                             --------------------------------
                                             Name: James Wu
                                             Title:Assistant Secretary



















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